EXHIBIT 10(iii)

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of this 24 day of October, by and among Michael G. Carlton (the “Executive”), Crescent Financial Corporation, a North Carolina corporation (the “Corporation”), and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation (the “Bank”). The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

Whereas, the Executive is the President and Chief Executive Officer of the Corporation and the Bank, possessing unique skills, knowledge, and experience relating to their business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Corporation and affiliates,

Whereas, the Executive and the Employer intend that this Agreement shall supersede and replace in its entirety the December 31, 2003 Employment Agreement between the Executive and the Employer, and

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
Employment

1.1 Employment. The Employer hereby employs the Executive to serve as President and Chief Executive Officer according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2 Duties. As President and Chief Executive Officer, the Executive shall serve under the direction of the Employer’s board of directors and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the board of directors of each of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term. The initial term of this Agreement shall be for a period of three years commencing on the effective date of this Agreement. On the first anniversary of the effective date of this Agreement and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing, and this Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Agreement shall not - by itself - give the Executive any rights under this Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5. References herein to the term of this Agreement mean the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment and the term of this Agreement shall terminate when the Executive attains age 65.

1.4 Service on the Board of Directors. The Executive is currently serving as a director of each of the Corporation and the Bank. The Corporation shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of the Corporation throughout the term of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Corporation in documents filed with the Securities and Exchange Commission. The board of directors of each of the Corporation and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of this Agreement to be elected or reelected as a director of the Bank. The Executive shall be deemed to have resigned as a director of each of the Corporation and the Bank effective immediately after termination of the Executive’s employment under Article 3 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

Article 2
Compensation and Benefits

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $280,000, payable in semi-monthly installments. No less frequently than annually, the Executive’s salary shall be reviewed by the Compensation Committee of the Employer’s board of directors or by the board committee with jurisdiction over executive compensation. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation stock option and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement and plans providing pension, medical, dental, disability, and group life benefits, including the Employer’s 401(k) plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing -

(a) Club dues. During the term of this Agreement the Employer shall pay or cause to be paid the Executive’s membership dues in civic clubs. Without limiting the generality of the foregoing, the Executive shall be reimbursed for dues and expenses associated with membership in and use of the McGregor Down County Club.

(b) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the Executive’s obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c) Use of automobile. The Employer further agrees to provide the Executive, for both business and personal use so long as the Executive is actually providing services hereunder, an automobile selected by the Executive. The Employer agrees to provide the Executive with an automobile every three years, with the next automobile anticipated to be provided to the Executive on or about February 1,2008. The Bank shall be responsible for all automobile expenses (including adequate insurance), repairs and maintenance thereof; provided, however, the Executive shall be responsible for gas and oil expense for automobile travel not related to the business of the Employer. The Employer shall obtain and maintain or cause to be obtained and maintained adequate insurance coverage on such automobile, providing at least as much coverage for loss, theft, damage, or injury on terms as the Employer generally provides for company-owned vehicles. The Executive shall be entitled to retain the automobile provided for the Executive’s use at termination of this Agreement.

2.3 Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer, but in no event fewer than three weeks of vacation per year. The Executive shall schedule at least five consecutive days of vacation per year. The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by the Employer’s board of directors to do so.

2.4 Supplemental Retirement Plan. The Employer and the Executive have entered into a Salary Continuation Agreement dated as of October 1, 2003. Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that agreement, as the same may be amended.

2.5 Indemnification and Insurance. (a) Indemnification. The Employer shall indemnify the Executive or cause the Executive to be indemnified for the Executive’s activities as a director, officer, employee, or agent of the Employer or as a person who is serving or has served at the request of the Employer (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Employer has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during the Executive’s service in such position. The indemnification provided to the Executive under this Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.

(b) Exclusions. Despite anything herein to the contrary however, nothing in this section 2.5 requires indemnification, reimbursement, or payment by the Employer, and the Executive shall not be entitled to demand indemnification, reimbursement or payment –

   1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

   2) for any claim or any part thereof for which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to the Employer or with reckless disregard for the best interests of the Employer, or

   3) for any claim or any part thereof arising under section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

   4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which the Executive was not entitled, or

   5) any proceeding initiated by the Executive without the consent or authorization of the Employer’s board of directors, but this exclusion shall not apply with respect to any claims brought by the Executive (x) to enforce the Executive’s rights under this Agreement, or (y) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c) Insurance. The Employer shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.

Article 3
Termination

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive’s employment terminates because of the Executive’s death, the Executive’s estate shall receive any sums due the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, plus any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years. If the Executive dies in active service to the Employer, for 12 months after the Executive’s death the Employer shall provide on a cost-free basis the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be deemed to be “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be deemed to be disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination because of disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments under this section 3.1(b) to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2 Involuntary Termination for Cause. The Employer may terminate the Executive’s employment for Cause. If the Executive’s employment is terminated for Cause by either of the Corporation or the Bank, the Executive’s employment with the other shall also terminate at the same time. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the Corporation’s or the Bank’s board of directors, which resolution shall (x) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of 75% of the directors then in office, excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination for Cause shall be given to the Executive at least seven calendar days before the board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive’s or the Executive’s beneficiaries’ right to challenge the validity or propriety of the board’s determination of Cause. For purposes of this Agreement “Cause” means any of the following occur -

(a) an act of fraud, embezzlement, or theft by the Executive in the course of employment, or misconduct involving dishonesty, or

(b) intentional violation of any law or significant policy of the Employer or an affiliate, which in the Employer’s sole judgement causes material harm to the Employer or affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Employer. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer, or

(c) the Executive’s gross negligence or gross neglect in the performance of duties, or

(d) intentional wrongful damage by the Executive to the business or property of the Employer or its affiliates, including without limitation the reputation of the Employer, which in the Employer’s sole judgment causes material harm to the Employer, or

(e) a breach by the Executive of fiduciary duties as an officer or director of the Employer, or misconduct involving dishonesty, or

(f) a breach by the Executive of this Agreement that in the sole judgment of the Employer is a material breach, which breach is not corrected by the Executive within ten days after receiving written notice of the breach, or

(g) removal of the Executive from office or permanent prohibition of the Executive from participating in the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(i) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination for Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent -

1) a material diminution of the Executive’s Base Salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors,

4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services for the Employer, or

6) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

Article 4
Severance

4.1 Continued Salary after Termination Without Cause or Termination for Good Reason. (a) Subject to the possibility that continued Base Salary for the first six months after employment termination might be delayed because of section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall continue to receive in accordance with the Employer’s regular pay practices Base Salary for 24 months from the date of termination, but the Executive shall not be entitled to continued participation in the Employer’s or a subsidiary’s retirement plan(s) or any stock-based plans. The Employer and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if continued Base Salary under section 4.1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s continued Base Salary under section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

4.2 Post-Termination Insurance Coverage. (a) Subject to section 4.2(b), if the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense and for the Executive’s benefit life and medical insurance coverage in effect during and in accordance with the same schedule prevailing in the two years preceding the date of the Executive’s termination. The benefits provided by this section 4.2 shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement at the time of the Executive’s termination.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage, or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance coverage benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1(b) applies and a six-month payment delay is required by Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3 Additional Severance Benefits. (a) Cash-out of the value of unvested stock options. If the Employer terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason before full vesting of stock options then held by the Executive, the Executive shall be entitled to receive from the Employer an amount in cash equal to the intrinsic value of the unvested stock options as of the effective date of termination. For this purpose intrinsic value means the per share fair market value of the Corporation common stock minus the option exercise price per share, multiplied by the number of shares acquirable by the unvested options. If the common stock is traded on an exchange or over the counter, fair market value shall mean the closing price on the trading day immediately before the date of termination. If the common stock is not traded on an exchange or over the counter, the per share fair market value of the Corporation common stock shall be determined by the Corporation’s board of directors in good faith. Amounts payable under this paragraph (a) shall be paid in a single lump sum 30 days after termination of the Executive’s employment or, if section 4.1(b) applies and a six-month payment delay is required by Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

(b) Outplacement and support. If the Employer terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason, the Employer shall pay or cause to be paid to the Executive reasonable outplacement expenses in an amount up to $25,000 and for one year after termination the Employer shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance.

Article 5
Change in Control Benefits

5.1 Change in Control Benefits. (a) If a Change in Control occurs during the term of this Agreement, the Employer shall make or cause to be made a lump-sum cash payment to the Executive in the amount equal to three times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) any cash bonuses or cash incentive compensation awarded for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable within 15 business days after the Change in Control occurs. If the Executive receives payment under this section 5.1 the Executive shall not be entitled to continued Base Salary under section 4.1 of this Agreement. The Executive shall be entitled to benefits under this section 5.1(a) on no more than one occasion during the term of this Agreement.

(b) In addition to insurance benefits under section 4.2 to which the Executive may be entitled after employment termination, the outplacement and other benefits specified in section 4.3, and any benefits to which the Executive may be entitled under the Salary Continuation Agreement referred to in section 2.4, if after a Change in Control the Executive’s employment terminates involuntarily without Cause or voluntarily but for Good Reason the Employer shall cause the Executive to become fully vested in any non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including -

(a) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Gross-Up for Taxes. (a) Additional payment to account for Excise Taxes. If the Executive receives the lump sum payment under section 5.1 of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), the Employer shall pay to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in section 5.1.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)
Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Employer as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the base amount (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

2)
Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3)
Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to the Employer - when the amount of the reduction in Excise Tax is finally determined - the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Employer shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Employer. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days after receipt of notice from the Employer or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Employer.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Employer and the Executive. Because of the uncertainty when the Determination is made whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”) or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Employer to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that the Executive’s expenses are reimbursed by the Employer, the Executive shall cooperate with any reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

Article 6
Confidentiality and Creative Work

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business. As used in this Article 6, the term “confidential information” means all of the Employer’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Despite the foregoing, confidential information excludes information that - as of the date hereof or at any time after the date hereof - is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer or (y) otherwise than by or at the Executive’s direction. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to deliver or return to the Employer upon employment termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Article 6, the term “affiliate” of the Employer includes the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

Article 7
Miscellaneous

7.1 Successors and Assigns. (a) This Agreement is binding on the Employer’s successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly permitted. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 7.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

7.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than North Carolina. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in the Wake County, North Carolina, or in the federal court having jurisdiction in Cary, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

7.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into before or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties. Benefits payable under this Agreement shall not be reduced by any benefits payable under the Salary Continuation Agreement between the Executive and the Bank, as that agreement may be amended, and benefits payable under the Salary Continuation Agreement likewise shall not be reduced by any benefits payable under this Agreement. This Agreement supersedes and replaces in its entirety the December 31, 2003 Employment Agreement entered into by the Executive, the Bank, and the Corporation.

7.4 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

7.5 Severability. In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7 No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

7.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.9 Payment of Legal Fees. The Employer is aware that after a Change in Control management of the Employer could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 7.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 7.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 7.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Employer. Despite anything in this section 7.9 to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7.10 Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation thereof is an issue.

7.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

In Witness Whereof, the parties have executed this Employment Agreement as of the date first written above.

WITNESSES	CRESCENT FINANCIAL CORPORATION

By:

Its:

WITNESSES	CRESCENT STATE BANK

By:

Its:

WITNESSES	EXECUTIVE

/s/ Michael G. Carlton
Michael G. Carlton

County of Wake	)
) ss:
State of North Carolina	)

Before me this                     day of                                                               , 2007, personally appeared the above named and Michael G. Carlton, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

(Notary Seal)	Notary Public

My Commission Expires: